Exhibit 99.1

Evine appoints Anne Martin-Vachon

as President

MINNEAPOLIS June 7, 2018 -- Evine Live Inc. (“Evine”) (NASDAQ:EVLV), a multiplatform interactive digital commerce company (evine.com), today announced Anne Martin-Vachon will join the company on August 1, 2018 as President running the front of the house functions and reporting to the Chief Executive Officer Bob Rosenblatt. Reporting to Ms. Martin-Vachon will be Michael Henry, the company’s Chief Merchandising Officer, and Nicole Ostoya, the company Chief Marketing Officer.

Ms. Martin-Vachon comes to Evine from Canadian multiplatform e-commerce company TSC - Today’s Shopping Choice, a division of Rogers Media. She spent the last two years there as President and is credited with the operational and sales turnaround of the company. Her expertise lies in cultivating a high-performing team, leading brand transformations that resonate with customers, the instinct to curate a product assortment that shoppers want, and keen attention to top- and bottom- line growth – all with the customers’ experience at the center. With passion, experience, and business savvy, Ms. Martin-Vachon is uniquely suited to lead Evine’s next chapter.

“Evine has now entered the third year of its three-year turn around” said Rosenblatt, “Anne is the perfect fit to continue to grow our sales and merchandising organization and deliver on our strategy to grow both sales and profit this year. She has a great track record and brings a balance of creative and operational strength to the position. She also has the unique position to have strong partnerships already in place with many of the brands that are here at Evine, that also appear on TSC, and will be hitting the ground running.”

During her Canadian tenure, Ms. Martin-Vachon rebranded the company (from The Shopping Channel to TSC -Today’s Shopping Choice), grew the customer file, re-energized the merchandise portfolio, and improved the broadcast and digital content experience to deepen customer engagement. Operationally, she reorganized the company, simplified processes, focused on flawless execution to deliver a better end-to-end customer experience, transformed the digital marketing and SEO strategy, and reduced inventories by 30%.

“Ms. Martin-Vachon has been able to leverage her considerable experience over the last couple of years with the impressive work she has done with the TSC turnaround,” said Landel Hobbs Chairman of the Board at Evine, “Her results are a testament to her focus, growing sales and margin at TSC by double digits and delivering record results during her tenure there.”

“I love the multiplatform digital retail experience – this is my sweet spot,” said Anne Martin-Vachon, incoming President, Evine. “We are storytellers. The story of great brands told by expert storytellers, and that unique trust we create with our customer. Now, as I join the company, I am looking forward to shaping the exciting next chapter in the Evine story – it’s going to be a great one!”

Prior to her appointment as President of TSC, Ms. Martin-Vachon was Chief Merchandising, Planning and Programming officer at HSN, The Home Shopping Network. Before joining HSN Ms. Martin-Vachon held various executive positions in the consumer package goods and retail industry including Chief Marketing Officer at Nordstrom, Inc., a leading fashion specialty retailer, Chief Executive Officer at Lise Watier Cosmétiques, Inc., a Canadian-based beauty and skincare company and Chief Marketing Officer at Bath & Bodyworks, LLC, which operates retail stores for personal care products. Ms. Martin-Vachon began her career at the Procter & Gamble company where she spent more than 20 years in a variety of marketing and general management leadership positions across the company‘s portfolio of beauty personal care and household brands.

Additional professional commitments include sitting on the Board of Directors of Gildan Activewear in Montreal and on the Board of the Retail Council of Canada. Ms. Martin-Vachon holds a Master of Business Administration from McGill University and earned her Bachelor of Arts degree in business administration at the University of Quebec in Trois-Rivières. She is married to Luc Vachon and they have two sons, Luke and Alex.

About Evine
Evine Live Inc. (NASDAQ:EVLV) operates Evine, a multiplatform interactive digital commerce company that offers a mix of proprietary, exclusive and name brands directly to consumers in an engaging and informative shopping experience via television, online and mobile. Evine reaches more than 87 million cable and satellite television homes with entertaining content in a comprehensive digital shopping experience 24 hour a day.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release contains statements, estimates, projections, guidance or outlooks that constitute “forward-looking” statements as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “should” and similar expressions identify forward-looking statements, which generally are not historical in nature. These statements may contain information about our prospects, including anticipated show or product line launches, and involve risks and uncertainties. We caution that actual results could differ materially from those that management expects, depending on the outcome of certain factors.

Contact:

Media:

Liz Joseph

Evine

press@evine.com

(952) 943-6192

Investors:

Michael Porter

Evine

mporter@evine.com

(952) 943-6517